                                                                   Exhibit 3.1


                       MISSISSIPPI BAND OF CHOCTAW INDIANS



                             CONSTITUTION AND BYLAWS







                                     [LOGO]







        As Approved by the Commissioner of Indian Affairs March 28, 1975

                         REVISED CONSTITUTION AND BYLAWS
                                     OF THE
                       MISSISSIPPI BAND OF CHOCTAW INDIANS



                       AS APPROVED BY THE COMMISSIONER OF
                        INDIAN AFFAIRS ON MARCH 28, 1975



                                  P.O. BOX 6010
                                 CHOCTAW BRANCH
                             PHILADELPHIA, MS 39350

                    United States Department of the Interior

                            BUREAU OF INDIAN AFFAIRS

                                 CHOCTAW AGENCY
                         PHILADELPHIA, MISSISSIPPI 39350

IN REPLY REFER TO:

Administration


           Mr. Phillip Martin, Chief
           Mississippi Band of Choctaw Indians
           Route 7, Box 21
           Philadelphia, Mississippi 39350

           Dear Mr. Martin:

           There is enclosed the Revised Constitution and Bylaws of the Mississippi Band of Choctaw Indians which was approved by the Commissioner of Indian Affairs on March 8, 1975.


                                           Sincerely yours,

                                           /s/ Robert Benn

                                           Superintendent

           Enclosure

                    United States Department of the Interior

                            BUREAU OF INDIAN AFFAIRS
                             WASHINGTON, D.C. 20245

IN REPLY REFER TO:
Tribal Government
     Services


           Through: Area Director, Eastern Area Office


           Mr. Robert C. Benn

           Superintendent, Choctaw Agency

           Dear Mr. Benn:

           We have received the results of the election held on December 17, 1974, by the qualified voters of the Mississippi Band of Choctaw Indians. The election was called in accordance with an order duly approved on October 17, 1974, which permitted thc qualified voters of the band to adopt or reject a proposed revised constitution and bylaws.

           When the original draft of the proposed constitution and bylaws was submitted for Secretarial review, Article III of the bylaws contained a thirty percent adoption requirement. In conjunction with our approval action following the election it was discovered that the thirty percent requirement had been increased to forty percent. As you know, further action on the constitution has been delayed pending clarification of this point as less than forty percent participated in the election. With the adoption of CHO-74-75, the tribal council has adequately clarified this inconsistency, and we have made the necessary correction of Article III of the bylaws to reflect the council's true intent as requested.

           As evidenced by the Certificate of Results of Election, signed by the election board members, the proposed revised constitution and bylaws was duly adopted by the voters.

           The Revised Constitution and Bylaws of the Mississippi Band of Choctaw Indians is hereby approved pursuant to the authority delegated to me by 230 DM 1.1 and returned for delivery to the band.

                                                  Sincerely yours,

                                                  /s/ Morris Thompson

                                                  Commissioner of Indian Affairs

Enclosure

                       CERTIFICATE OF RESULTS OF ELECTION

Pursuant to an election authorized by the ACTING DEPUTY Commissioner of Indian Affairs on OCTOBER 17, 1974, the attached Revised Constitution and Bylaws of the Mississippi Band of Choctaw Indians was submitted to the qualified voters of the band and was on DEC. 17, 1974, duly adopted by a vote of 325 for, and 237 against, in an election in which at least thirty percent of the entitled to vote cast their ballots in accordance with Section 16 of the Indian Reorganization Act of June 18, 1934 (48 Stat. 984), as amended by the Act of June 15, 1935 (49 Stat. 378).


                                       /s/ Robert Benn
                                       ---------------------------
                                       Chairman, Election Board



                                       /s/ Frank Steve
                                       ---------------------------
                                       Election Board Member



                                       /s/ Maxine Dixon
                                       ---------------------------
                                       Election Board Member

                                TABLE OF CONTENTS

                                                                           PAGE

CONSTITUTION OF THE MISSISSIPPI BAND OF CHOCTAW INDIANS.....................  6

   PREAMBLE.................................................................  6
   ARTICLE I - NAME.........................................................  6
   ARTICLE II - JURISDICTION................................................  6
   ARTICLE III - MEMBERSHIP.................................................  6
   ARTICLE IV - GOVERNING BODY..............................................  6
   ARTICLE V - ELECTIONS....................................................  7
   ARTICLE VI - VACANCIES AND REMOVAL FROM OFFICE...........................  8
   ARTICLE VII - COMMUNITY ORGANIZATIONS.................................... 10
   ARTICLE VIII - POWERS AND DUTIES OF THE TRIBAL COUNCIL................... 10
   ARTICLE IX - POWERS AND DUTIES OF THE CHIEF.............................. 11
   ARTICLE X - RIGHTS OF INDIANS............................................ 12
   ARTICLE XI - INITIATIVE AND REFERENDUM................................... 13
   ARTICLE XII - REPEAL AND SAVING CLAUSE................................... 14
   ARTICLE XIII - AMENDMENTS................................................ 14


BYLAWS OF THE MISSISSIPPI BAND OF CHOCTAW INDIANS........................... 14

   ARTICLE I - DUTIES OF TRIBAL COUNCIL OFFICERS............................ 14
   ARTICLE II - MEETINGS.................................................... 15
   ARTICLE III - ADOPTION................................................... 15


                         REVISED CONSTITUTION AND BYLAWS
                   OF THE MISSISSIPPI BAND OF CHOCTAW INDIANS


                                    PREAMBLE

     We, the Choctaw Indians, members of the Mississippi Band of Choctaw Indians, desiring to promote the achievement of self-government for the Choctaw people do, for our welfare and benefit, hereby adopt and proclaim the following constitution and bylaws.

                                ARTICLE I - NAME

     The name of this organization shall be the Mississippi Band of Choctaw Indians and may hereinafter be referred to as "the tribe."

                            ARTICLE II - JURISDICTION

     The jurisdiction of the Mississippi Band of Choctaw Indians shall extend to all lands now held or which may hereafter be acquired by or for or which may be used under proper authority by the Mississippi Band of Choctaw Indians, and to all persons who are now or may hereafter become members of the Mississippi Band of Choctaw Indians.

                            ARTICLE III - MEMBERSHIP

     Sec. 1. The membership of the Mississippi Band of Choctaw Indians shall consist of:

        (a) All Choctaw Indians of one-half (1/2) or more Choctaw blood, resident in Mississippi, January 1, 1940, as shown by the census roll maintained by the Bureau of Indian Affairs at the Choctaw Agency, provided that the tribal council shall have the power to revise said rolls, with the approval of the Secretary of the Interior at any time.

        (b) Any child of one-half (1/2) or more Choctaw blood born to any enrolled member of the band after January 1, 1940, shall be entitled to membership.

     Sec. 2. The tribal council shall have the power to pass ordinances, subject to the approval of the Secretary of the Interior, governing future membership, loss of membership, and the adoption of new members; provided that no person of less than one-half degree of Choctaw blood shall be admitted to membership in the Mississippi Band of Choctaw Indians.

                           ARTICLE IV - GOVERNING BODY

     Sec. 1. The Mississippi Band of Choctaw Indians shall be governed by a tribal council and a tribal chief whose powers are enumerated in Articles VIII and IX herein.

     Sec. 2. The tribal council shall consist of elected representatives from the seven (7) recognized Choctaw communities. Each community shall be entitled to representation on the tribal council according to population as is hereinafter provided:

              Bogue Chitto Community                  3
              Conehatta Community                     3
              Pearl River Community                   3
              Red Water Community                     2
              Standing Pine Community                 2
              Tucker Community                        2
              Bogue Homa Community                    1

     Sec. 3. The tribal chief shall be elected by the Choctaw people at large with each registered voter entitled to one vote.

     Sec. 4. The tribal council shall have authority to make changes in the number of representatives from each community according to future community needs, community population changes or applicable Federal law, subject to the approval of the Secretary of the Interior.

     Sec. 5. In order to qualify for and seek election to a seat on the tribal council, a person must

        (a)    be an enrolled member of the tribe.
        (b) claim residence by registration in the community which he intends to represent.
        (c)    be at least 21 years of age.

     Sec. 6. In order to qualify for and seek election to the office of tribal chief, a person must

        (a)    be an enrolled member of the tribe.
        (b)    be at least 30 years of age prior to the date of election.

                              ARTICLE V - ELECTIONS

     Sec. 1. Any member of the Mississippi Band of Choctaw Indians, whether male or female, who is eighteen (18) years of age or more and registered according to rules set forth by the tribal council, shall be entitled to vote in any tribal election.

     Sec. 2. The tribal council shall prescribe rules and regulations to govern the conduct of tribal elections consistent with this constitution and bylaws. All elections shall be by secret ballot.

     Sec. 3. The first regular election under this revised constitution and bylaws shall take place in June 1975. Subsequent thereto, regular elections shall be held in June of odd-numbered years. The present tribal council representatives shall remain in office until their successors are duly elected and seated.

     Sec. 4. In all tribal council elections, the person receiving the largest number of votes for a given position shall be declared elected.

     Sec. 5. For the election of the tribal chief, the person receiving a majority of the total votes cast for all candidates shall be declared the tribal chief. In the event that no person receives a majority of the total votes cast, the two candidates receiving the highest number of votes shall he paired in a run-off election. This run-off election shall be held within thirty (30) days of the initial election. Of these two candidates, the one who receives a majority of the total votes cast in the run-off election shall be declared the tribal chief.

     Sec. 6. The term of office for members of the tribal council shall be four (4) years and until their successors are duly elected and seated, consistent with Sec. 7 below.

     Sec. 7. In the regular tribal council election of June, 1975, eight (8) council representatives shall be elected for four (4) year terms and eight
(8) council representatives shall be elected for two (2) year terms, to wit:

                                        4 Year Terms          2 Year Terms
                                        ------------          ------------
         Bogue Chitto Community              1                      2
         Conehatta Community                 1                      2
         Pearl River Community               1                      2
         Red Water Community                 2                      0
         Standing Pine Community             1                      1
         Tucker Community                    1                      1
         Bogue Homa Community                1                      0

     For the June, 1975, tribal election, the candidate receiving the most votes in each community will be elected to serve for a 4-year term, with the other candidate(s) being elected to serve 2-year term. This provision does not apply to the Red Water and Bogue Homa Communities.

     Beginning with the regular tribal council election of June, 1977, and continuing thereafter, all council representatives shall be elected for four
(4) year terms.

     Sec. 8. Newly elected members of the tribal council shall take office at the first regular meeting of the council following their election.

     Sec. 9. The term of office for the tribal chief shall be four (4) years and until a successor has been elected and seated.

     Sec. 10. At the first regular meeting following each election, the tribal council shall elect, from among the membership of the council, a vice-chief and a secretary-treasurer with such powers and duties as are hereinafter enumerated.

These officials shall serve for 2 years or until their successors are elected and seated.

                 ARTICLE VI - VACANCIES AND REMOVAL FROM OFFICE

     Sec. 1. If a vacancy occurs in the membership of the tribal council and less than one (1) year remains of the term of the member who has vacated his position, the tribal chief shall appoint a successor to such member, who shall serve until his successor is duly elected and seated at the next regular election. The appointee shall claim residence in and represent the same community as did the member who vacated his position.

     Sec. 2. If a vacancy occurs in the membership of the tribal council and more than one (1) year remains of the term of the member who has vacated his position, the tribal chief shall, within sixty (60) days, cause to be held a special election in the community entitled to representation for the purpose of filling the vacancy.

     Sec. 3. If a vacancy occurs in the office of tribal chief and less than one (1) year remains of his term of office, the office shall automatically be filled by the vice-chief of the tribal council.

     Sec. 4. If a vacancy occurs in the office of tribal chief and more than one (1) year remains of his term of office, the tribal council shall, within sixty (60) days, cause to be held a special election in which all qualified voters of the tribe may participate for the purpose of filling vacancy. The Tribal vice-chief shall serve as tribal chief during the period of such vacancy until a new tribal chief is elected and seated.

     Sec. 5. If a vacancy occurs in the office of vice-chief or of the secretary-treasurer of the tribal council, such a vacancy may be filled by the council by election of one of its members to the office.

     Sec. 6. Any member of the tribal government (including the tribal chief and members of the tribal council) or any employee of the Mississippi Band of Choctaw Indians, who, during the term for which he is elected or appointed, is convicted of a felony shall be subject to removal from his office by action of the tribal council.

     Sec. 7. Any of the seven (7) recognized Choctaw communities represented on the tribal council may petition for the recall of a member it has elected by presenting, at least six months prior to the expiration of such member's term of office, a petition signed by at least forty percent (40%) of the eligible voters in that community. Within sixty (60) days the tribal council shall cause to be held a special election on the question of recall. No council member shall be recalled except by the affirmative vote of a majority of those voting in an election in which at least seventy-five percent (75%) of the persons eligible to vote shall have voted. Should the recall be approved by the voters, Article VI, Sections 1 and 2, above, shall apply.

     Sec. 8. The tribal council may remove council officers from office for cause by two-thirds vote of the council members at a meeting at which a quorum is present, but can neither terminate nor affect their status as council members through such action. The tribal council shall prescribe the methods by which this removal from office may be carried out.

     Sec. 9. The tribal chief may be removed from office if, at least six months prior to the expiration of his term, a petition bearing the signatures of at least forty percent (40%) of the registered voters in the tribe is presented to the tribal council. Within sixty (60) days of such presentation, the tribal council shall cause to be held a special election on the question of recall. If a majority of those voting vote for recall, provisions of
Article VI, Section 1 and 2, shall apply, provided that at least seventy-five percent (75%) of the eligible voters in the tribe shall have voted.

                      ARTICLE VII - COMMUNITY ORGANIZATIONS

     The enrolled members of the seven Choctaw communities shall have the right to form local community organizations and adopt their own rules and regulations in harmony with this constitution and bylaws. It shall be the duty of the councilman from each community to report regularly all the actions and decisions of the tribal council to the community organizations.

             ARTICLE VIII - POWERS AND DUTIES OF THE TRIBAL COUNCIL

     Sec. 1. The legislative power of the Mississippi Band of Choctaw Indians is vested in the tribal council and shall be exercised in accordance with this constitution and bylaws and the Constitution and Laws of the United States applicable to Indian tribes. In addition to exercising any other lawful legislative power of the Mississippi Band of Choctaw Indians, the tribal council is empowered:

        (a) To negotiate with and to approve or disapprove contracts or agreements with Federal, State, or local governments, with private persons, or with corporate bodies.

        (b) To approve or disapprove any sale, disposition, lease or encumbrance of tribal lands, interests inland, tribal funds, or other tribal assets.

        (c) To establish procedures for the conduct of all tribal government and business operations, including the regulation of conflict of interest and nepotism.

        (d) To advise the Secretary of the Interior with regard to all appropriation estimates of Federal projects for the benefit of the Mississippi Band of Choctaw Indians prior to the submission of such estimates to the Office of Management and Budget and to Congress.

        (e) To employ and pay legal counsel, subject to the approval of the Secretary of the Interior so long as such approval is required by Federal law.

        (f) To appropriate available tribal funds for the benefit of the tribe or of any of its communities.

        (g) To approve or disapprove operating budgets upon submission by the tribal chief.

        (h) To approve or disapprove all allocations or disbursement of tribal funds (or funds under the control of the tribe) not specifically appropriated or authorized in a budget approved by the tribal council.

        (i) To establish and enforce rules, consistent with applicable Federal statutes and the regulations of the Secretary of the interior, for the management of tribal lands, including, but not limited to, the making and revocation of assignments, and the disposition of timber, oil, and mineral resources.

        (j) To create, or to provide by ordinance for the creation of organizations, including public and private corporations, for any lawful purpose, which may be non-profit or profit-making, and to regulate the activities of such organizations by ordinance.

        (k) To promote and protect the health, peace, morals, education, and general welfare of the tribe and its members.

        (l) To borrow money from any source whatsoever without limit as to amount, and on such terms and conditions and for such consideration and periods of time as the tribal council shall determine; to use all funds thus obtained to promote the welfare and betterment of the tribe and of its members; to finance tribal enterprises; or to lend money thus borrowed.

        (m) To establish and enforce ordinances governing the conduct of tribal members; providing for the maintenance of law, order and the administration of justice; regulating wholesale, retail, commercial, or industrial activities on tribal lands; establishing a tribal court; and defining the powers and duties of that court; subject to the approval of the Secretary of the Interior where such approval is required by Federal law.

        (n) To establish a basic departmental structure for the tribal government executive branch.

        (o) To establish policies relating to tribal economic affairs and enterprises in accordance with this constitution and bylaws.

        (p) To pass any ordinances and resolutions necessary or incidental to the exercise of any of the foregoing powers and duties.

        (q) To do such acts of a governmental and public nature as are not prohibited by applicable laws or by this constitution and bylaws.

        (r) To levy and collect taxes and raise revenue to meet the needs of the tribe or to support tribal government operations.

                   ARTICLE IX - POWERS AND DUTIES OF THE CHIEF

     Sec. 1. The tribal chief of the Mississippi Band of Choctaw Indians shall have the following executive powers and duties subject to any limitation imposed by the statutes or the Constitution of the United States or by this constitution and bylaws:

        (a) To serve as the principal executive officer of the tribe and as head of the executive branch of the tribal government.

        (b)    To carry out policies established by the tribal council.

        (c) To negotiate contracts or agreements with Federal, State, or local governments, private persons, or corporate bodies and to submit them to the tribal council for approval.

        (d) To manage, administer and direct the operation of tribal programs, activities, and services and to report to the tribal council the status of each program at least annually.

        (e) To prepare budgets, budget estimates, and financial reports for submission to or at the direction of the tribal council.

        (f) To provide for the proper receipt, deposit, disbursement, and accounting of all funds (or funds under control of the tribe) consistent with this constitution and bylaws and such policies as may be established by the tribal council.

        (g) To provide for the protection and maintenance of the property, equipment, and official records of the tribe.

        (h) To provide for enforcement of the rules, regulations, and ordinances enacted by the tribal council.

        (i) To preside over the meeting of the tribal council and to vote only in case of a tie.

        (j) To exercise such additional executive powers as are necessary or incidental to the performance of the powers and duties enumerated above, and which are neither specifically denied to the tribal chief herein.

                          ARTICLE X - RIGHTS OF INDIANS

     Sec. 1. The Mississippi Band of Choctaw Indians, in exercising powers of self-government shall not:

        (a) Make or enforce any law prohibiting the free exercise of religion, or abridging the freedom of speech, or of the press, or of the right of the people peaceably to assemble and to petition for a redress of grievances.

        (b) Violate the right of the people to be secure in their persons, houses, papers, and effects against unreasonable search and seizure, nor issue warrants, but upon probable cause, supported by oath or affirmation, and particularly describing the place to be searched and the person or thing to be seized.

        (c) Subject any person for the same offense to be twice put in jeopardy.

        (d) Compel any person in any criminal case to be a witness against himself.

        (e) Take any private property for a public use without just compensation.

        (f) Deny to any person in criminal proceeding the right to a speedy and public trial; to be informed of the nature and cause of the accusation; to be confronted with the witnesses against him; to have compulsory process for obtaining witnesses in his favor; and, at his own expense, to have the assistance of counsel for his defense.

        (g) Require excessive bail, impose excessive fines, inflict cruel and unusual punishment, and in no event impose for conviction of any one offense any penalty or punishment greater than imprisonment for a term of six months or a fine of $500, or both.

        (h) Deny to any persons within its jurisdiction the equal protection of its laws or deprive any person of liberty or property without due process of law.

        (i)    Pass any bill of attainder or ex post facto law.

        (j) Deny to any person accused of an offense punishable by imprisonment, the right, upon request, to a trial by jury of not less than six persons.

     Sec. 2. The privilege of the writ of habeas corpus shall be available to any person, in a court of the United States, to test the legality of his detention by order of the tribal court.

                     ARTICLE XI - INITIATIVE AND REFERENDUM

     Sec. 1. The members of the tribe reserve to themselves the power to propose ordinances and resolution and to enact or reject the same at the polls independent of the tribal council, but subject to approval of the Secretary of the Interior as required by this constitution and bylaws. The members of the tribe also reserve power at their own option to approve or reject at the polls any act of the tribal council.

     Sec. 2. The first power reserved by the members of the tribe is the initiative. Thirty percent (30%) of the registered voters shall have the right by petition to propose amendments to this constitution and bylaws and to propose ordinances and resolutions.

     The second power is the referendum which shall be ordered upon a petition signed by thirty percent (30%) of the registered voters.

     Sec. 3. Upon receipt of a request for an election in the form of an initiative or referendum petition, the tribal chief shall, after ascertaining that a sufficient number of registered voters have signed, cause to be held an election on the question or issue within sixty (60) days of receipt of said petition; provided, however, that an election on a constitutional amendment must be called by the Secretary of the Interior as provided in
Article XIII. Thirty percent (30%) of the registered voters shall constitute a sufficient number of voters under this section.

     Sec. 4. Any measures referred to the tribe by the initiative or by the referendum shall take effect and be in force when approval by a majority of the votes cast in such election in which at least forty percent (40%) of the registered voters have voted, except that measures requiring approval of the Secretary of the Interior shall not be effective until approved by him.

     Sec. 5. All measures referred to the tribe for approval or disapproval by election shall begin with the words; "Be It Enacted by the Members of the Mississippi Band of Choctaw Indians."

     Sec. 6. Referendum or initiative petitions filed under Article XI must be submitted under a cover letter signed by at least three (3) sponsors who are members of the tribe and who are registered to vote in tribal elections. Said cover letter must be signed by the sponsors in the presence of a registered notary public and said petitions must be filed in accordance with a procedure to be established by the tribal council.

                     ARTICLE XII - REPEAL AND SAVING CLAUSE

     Sec. 1. The constitution and bylaws of the Mississippi Band of Choctaw Indians approved May 22, 1945, and revised in November 28, 1969, under the provisions of the Act of June 18, 1934, as amended, is hereby repealed and superseded by this constitution.

     Sec. 2. All ordinances and resolutions heretofore enacted by the Mississippi Band of Choctaw Indians shall remain in full force and effect to the extent that they are consistent with this constitution.

     Sec. 3. In the event any sentence, paragraph or section of this constitution and bylaws shall be held unconstitutional or invalid by a Federal court of competent jurisdiction, the remaining sentences, paragraphs or sections shall remain valid and be presumed consistent with the United States Constitution.

                            ARTICLE XIII - AMENDMENTS

     This constitution and bylaws may be amended by a majority vote of the qualified voters of the tribe voting at an election called for that purpose by the Secretary of the Interior, provided that at least forty percent (40%) of those entitled to vote shall vote in such election; but no amendment shall become effective until it shall have been approved by the Secretary of the Interior. It shall be the duty of the Secretary of the Interior to call an election on any proposed amendment when requested by a sufficient number of qualified voters as provided in Article XI or by the tribal council.

                                  BYLAWS OF THE
                       MISSISSIPPI BAND OF CHOCTAW INDIANS


                  ARTICLE I - DUTIES OF TRIBAL COUNCIL OFFICERS

     Sec. 1. The vice-chief of the tribal council shall assist the tribal chief when called upon to do so by the chief and, in the absense of the tribal chief, it shall be his duty and responsibility to preside over tribal council meetings.

     Sec. 2. The secretary-treasurer of the tribal council shall insure that an accurate record of all transactions of the council is maintained. He shall submit promptly, to the Superintendent of the Choctaw Agency, copies of the minutes, resolutions adopted, and ordinances passed at all regular and special meetings of the tribal council as required by the Secretary of the Interior.

     Sec. 3. The secretary-treasurer of the tribal council shall cause to be audited all tribal funds and accounts at least once each year and at such other times as required by the tribal council or by the Secretary of the Interior and shall sign and approve all disbursements of tribal funds (or funds under control of the tribe); he shall also sign and approve all contracts negotiated by the tribal chief on behalf of the tribe unless otherwise provided by the tribal council.

     Sec. 4. The secretary-treasurer of the tribal council, and such other officers and employees of the tribe who are responsible for safeguarding tribal resources, shall be bonded and the cost of such bond shall be borne by the tribe. The amount of the bond shall be determined by the tribal council as required by the Secretary of the Interior.

     Sec. 5. The secretary-treasurer of the tribal council, by reason of his office, shall preside over such committees as are established by the tribal council on budgetary and financial matters.

                              ARTICLE II - MEETINGS

     Sec. 1. The tribal council shall hold regular meetings on the second Tuesday in January, April, July, and October of each year. Special meetings of the tribal council

        (a) may be called by the tribal chief when in his judgment they are required.

        (b) shall be called by the tribal chief at the written request of at least nine (9) members of the tribal council or a majority of the council membership, whichever is higher.

     The business of special meetings shall be limited to the matters specified in the call.

     Sec. 2. A majority of the members of the tribal council shall constitute a quorum for the transaction of any tribal business.

     Sec. 3. The tribal council in the conduct of its business shall be governed by Robert's Rules of Order.

                             ARTICLE III - ADOPTION

     This constitution and bylaws, when adopted by a majority vote of the enrolled members of the Mississippi Band of Choctaw Indians voting in a special election called for that purpose by the Secretary of the Interior and in which at least thirty percent (30%) of those persons entitled to vote shall have voted, shall be submitted to the Secretary of the Interior for his approval. The date of such approval shall be the effective date of this constitution and bylaws.